Exhibit 4.1

PROMISSORY NOTE

Issuance Date: February 12, 2026

Principal Loan Amount: $410,000

FOR VALUE RECEIVED, Marpai, Inc. (the “Borrower”) promises to pay to the order of Damien Lamendola, its successors and assigns (the “Lender”) the principal sum of $410,000, or such lessor amount as shall equal the outstanding amount of the advances made by Lender to Borrower from time to time under this Note, together with interest on the unpaid principal so advanced, calculated as set forth in Section 2 below.

1. Maturity. On April 11, 2026 (the “Stated Maturity Date”), all of the obligations of the Borrower to the Lender, including all outstanding principal, interest and all other amounts due under this Note, shall be due and payable in full.

2. Interest Rate. The unpaid principal of this Note shall bear simple interest from the date advanced at the rate of twelve percent (12%) per annum, or the maximum amount of interest allowed under the laws of the State of New York, whichever is less. Interest shall be calculated based on the principal balance outstanding under this Note as may be adjusted from time to time to reflect advances under this Note and the prepayment of outstanding principal and interest. Interest shall not be due and payable until such time as the principal balance of this Note becomes due and payable.

3. Application of Payments. All payments made on account of this Note, including prepayments, shall be applied first to the payment of any accrued and unpaid interest due hereunder, and the remainder shall be applied to the unpaid principal sum.

4. Prepayment. Borrower may prepay the unpaid principal balance of this Note, in whole or in part, together with all interest then accrued under this Note and any other sums then due and payable to Lender under the Note, without premium or penalty, at any time.

5. Loan Documents. The term “Loan Documents” as used in this Note shall mean collectively this Note and any other instrument or agreement hereafter executed and delivered by the Borrower or any person as evidence of, security for or in connection with this Note or the principal amount evidenced hereby and all renewals, extensions, refinancings, modifications, supplements or amendments hereof.

6. Unsecured and Nonrecourse. The parties intend that the obligations of the Borrower under this Note be unsecured. In no event shall any partner of Borrower or any director, officer or shareholder of the Borrower have any personal liability hereunder.

7. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and collectively, the “Events of Default”) under the terms of this Note:

(a) Failure of the Borrower to pay any sum due the Lender under this Note or any of the other Loan Documents, when and as the same shall become due; or

(b) Failure of the Borrower to observe or perform any warranty, covenant, condition or agreement to be observed or performed by the Borrower under this Note or any of the other Loan Documents.

8. Remedies. Upon the occurrence of an Event of Default, at the option of the Lender and upon written notice to Borrower, all amounts payable by the Borrower to the Lender under the terms of this Note shall immediately become due and payable, and the Lender shall have all of the rights, powers, and remedies available under the terms of this Note, any of the other Loan Documents (if any) and all applicable laws.

9. Waiver. To the fullest extent permitted by law and except to the extent such rights are expressly provided in this Note, Borrower waives presentment, demand, protest, notice of dishonor and all other notices with respect to Borrower’s obligations hereunder.

10. Expenses. The Borrower shall pay to the Lender on demand by the Lender all costs and expenses incurred by the Lender in connection with the collection and enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses and all court costs.

11. Governing Law. The provisions of this Note shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

12. Amendments. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Borrower and the Lender and then only to the extent set forth therein.

13. Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby.

14. Replacement. Upon the Borrower’s receipt of reasonably satisfactory evidence of the loss, theft, destruction or mutilation of this Note and (i) in the case of any such loss theft or destruction, upon delivery of indemnity reasonably satisfactory to the Borrower in form and amount, or (ii) in the case of any such mutilation, upon surrender of this Note for cancellation, the Borrower shall execute and deliver, in lieu thereof, a new Note.

15. Miscellaneous. Each right, power and remedy of the Lender as provided for in this Note or any of the other Loan Documents, or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Note or any of the other Loan Documents or now or hereafter existing under any applicable law, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers or remedies. No course of dealing or any failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant or agreement of this Note or any of the other Loan Documents, or any failure to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Lender from exercising any such right, power or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Note, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release or change any provisions of this Note.

[signature page follows]

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first written above.

BORROWER:

Marpai, Inc.

/s/ Steve Johnson
By: Steve Johnson
Title: CFO

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